Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2006 on the consolidated financial statements of SmartVideo Technologies, Inc. for the years ended December 31, 2005, 2004 and 2003, included herein on the registration statement of SmartVideo Technologies, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Sherb & Co., LLP

SHERB & CO., LLP
Boca Raton, Florida
September 21, 2006